Exhibit 99.1
River Valley Bancorp
Announces Increase in Earnings For
The Period Ended June 30, 2010

For Immediate Release
Tuesday, July 20, 2010

Madison, Indiana – July 20, 2010– River Valley Bancorp (NASDAQ Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced today earnings for the period ended June 30, 2010.

Net income for the quarter ending June 30, 2010 was $715,816 or $0.41 per share. This quarter represented approximately a $1.1 million swing from the net loss of ($361,944), or a net loss of ($0.24) per share, recorded as of June 30, 2009. In the second quarter of 2009, the Corporation increased its allowance for loan losses by adding a $2.1 million provision for loan losses. In the current quarter, the Corporation expensed $360,000 in provision for loan losses. The return on average assets for the period ended June 30, 2010 was 0.72%, and the return on average equity was 8.98%.

Besides the variance in the provision for loan losses between like quarters, the results reflect improving interest margins, partially offset by lower noninterest income, slightly higher operating expenses, and significantly higher income tax expense.

For the six-month period ended June 30, 2010, net income was $1.4 million, or $0.83 per share. For the six-month period ended June 30, 2009, net income was $181,237, or $0.12 per share. The return on average assets for the six-month period ended June 30, 2010 was 0.72%, and the return on average equity was 9.08%. For the same six-month period in 2009, those corresponding numbers were 0.09% and 1.44%. As was previously noted, the extraordinary provision in the second quarter of 2009 impacted the year-to-date 2009 numbers. For the six-month period ended June 30, 2010, the Corporation expensed $525,000 for the provision for loan losses, and correspondingly expensed $2.4 million in 2009. For year-to-year comparison for the six-month period ended June 30th, besides the variance for the provision for loan losses, the results reflect improving interest margins, and slightly lower operating expenses due to a special FDIC insurance assessment in 2009. These results were partially offset by lower noninterest income, and substantially higher income tax expense.

Assets totaled $394.4 million as of June 30, 2010, an increase of approximately $6.8 million, from the $387.6 million reported as of June 30, 2009, or a $1.8 million decrease from the $396.2 million recorded as of December 31, 2009. During the six-month period ended June 30, 2010, the Corporation repaid borrowings by $15.0 million impacting asset growth by the same amount. Net loans, including loans held for sale, were $273.9 million as of June 30, 2010, a decrease of $5.4 million from the balance reported as of June 30, 2009 of $279.3 million, and a decrease of $2.9 million from balance of $276.8 million reported as of December 31, 2009. As of June 30, 2010, deposits totaled $288.6 million, an increase of $19.6 million from the $269.0 million reported as of June 30, 2008 and a $12.0 million increase from the $276.6 million recorded on December 31, 2009.

Stockholders’ equity as of June 30, 2010 was $32.0 million, or 8.11% as expressed as a percentage of assets. The Bank comfortably exceeds the three regulatory capital standards designated as “well capitalized.” Reported book value of shares, including preferred shares, was $21.43. Total delinquent loans, defined as loans 30 days or more past due, as a percentage of total loans, were 4.32% as of June 30, 2010 and 4.66% as of June 30, 2009. That same indicator was 3.70% as of December 31, 2009.

“A year ago the Corporation provided provision for a significant loss on a lending relationship. Today, while the economy still languishes, we are pleased to announce continuing improvement in our fundamentals,” stated Matthew P. Forrester, President of River Valley Bancorp. “While there continues to be global and national economic concerns that transcends into regional, local, and most troubling, personal issues for those directly impacted by unemployment and underemployment, we are pleased to be performing at our current levels. We are gratified that community banks are leading the banking recovery, and proud that we would be considered a leader among community banks. We are also pleased and proud to announce that we have completed the acquisition and have opened our new branch in New Albany, Indiana.”

The last reported trade of “RIVR” stock on July 16, 2010 was at $14.00.

Selected Financial Information
(Dollar amounts in thousands, except per share amounts)

	3 Months Ended	6 Months Ended	6 Months Ended
	6-30-2010	6-30-2010	6-30-2009

Assets		$394,412	$387,633
Net Loans, including loans		273,852	279,319
held for sale
Allowance for Loan
Losses (ALL)		2,554	4,677
Deposits		288,628	269,032
Stockholders’ Equity		32,047	24,107

Total Interest Income	$4,772	9,458	9,554
Total Noninterest Income	873	1,651	2,294
Interest Expense	1,926	3,912	4,720
Noninterest Expense	2,425	4,797	4,818
Provision for Loan Losses	360	525	2,438
Taxes	218	440	(309)
Net Income	716	1,435	181

ROAA	0.72%	0.72%	0.09%
ROAE	8.98%	9.08%	1.44%
Earnings per Share	$0.41	$0.83	$0.12
Diluted Earnings per Share	0.41	0.83	0.12

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. The Corporation's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Corporation's most recent annual report on Form 10-K filed with the Securities and Exchange Commission. The Corporation undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
812-273-4949